UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*


                       Arterial Vascular Engineering, Inc.
                       -----------------------------------
                                (Name of Issuer)



                                  Common Stock
                                  ------------
                         (Title of Class of Securities)




                                   043013-10-1
                                   -----------
                                 (CUSIP Number)





             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 [X]        Rule 13d-1(b)

                 [ ]        Rule 13d-1(c)

                 [ ]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


  ------------------------------------------                                              --------------------------------------
  CUSIP No. 043013-10-1                                          13G                      Page 2 of 4 Pages
  ------------------------------------------                                              --------------------------------------
 ---------- --------------------------------------------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
            Dr. Simon H. Stertzer               SSN: ###-##-####
 ---------- --------------------------------------------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)                                Not Applicable
            (b)
 ---------- --------------------------------------------------------------------------------------------------------------------
 3          SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                                United States
 ----------------------------- ----- -------------------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER
           SHARES                               1,004,274
         BENEFICIALLY          ----- -------------------------------------------------------------------------------------------
          OWNED BY             6     SHARED VOTING POWER
            EACH                                -0-
         REPORTING             ----- -------------------------------------------------------------------------------------------
           PERSON              7     SOLE DISPOSITIVE POWER
            WITH:                               1,004,274
                               ----- -------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                                -0-
 ---------- --------------------------------------------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                1,004,274
 ---------- --------------------------------------------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

 ---------- --------------------------------------------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                1.5%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*
                                                IN
 ---------- --------------------------------------------------------------------------------------------------------------------

                                  Page 2 of 4

Item 1.
         (a)      Name of Issuer                                                Arterial Vascular Engineering, Inc.
         (b)      Address of Issuer's Principal Executive Offices               3576 Unocal Place
                                                                                Santa Rosa, CA 95403
Item 2.

         (a)      Name of Person Filing                                         Dr. Simon H. Stertzer
         (b)      Address of Principal Business Office or, if none, Residence   300 Pasteur Drive
                                                                                Stanford, CA 94305-5246
         (c)      Citizenship                                                   United States
         (d)      Title of Class of Securities                                  Common Stock
         (e)      CUSIP Number                                                  043013-10-1

Item 3.  If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

         (a)  [ ]  Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);
         (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
         (c)  [ ]  Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);
         (d)  [ ]  An investment  company  registered  under section 8 of the Investment  Company Act of 1940 (15 U.S.C. 80a-8);
         (e)  [ ]  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(F);
         (f)  [ ]  An employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F);
         (g)  [ ]  A parent holding company or control person in accordance withss.240.13d-1(b)(ii)(G);
         (h)  [ ]  A savings  association  as defined in Section 3(b) of the Federal  Deposit  Insurance  Act (12 U.S.C. 1813);
         (i)  [ ]  A church plan that is excluded  from the  definition  of an  investment  company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)  [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

Item 4.  Ownership

         Provide the  following  information  regarding the  aggregate  number and  percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount Beneficially Owned:                                                              1,004,274
         (b)      Percent of Class:                                                                       1.5%
         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or to direct the vote:                                      1,004,274
                  (ii)     Shared power to vote or to direct the vote:                                    -0-
                  (iii)    Sole power to dispose or to direct the disposition of:                         1,004,274
                  (iv)     Shared power to dispose or to direct the disposition of:                       -0-

Item 5.  Ownership of Five Percent or Less of a Class

         If this  statement is being filed to report the fact that as of the date hereof the  reporting  person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
         Company

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable.

Item 9.  Notice of Dissolution of a Group

         Not Applicable.

Item 10. Certification     Not Applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 12, 1999
                                           -------------------------------------
                                                         Date

                                               /s/ Dr. Simon H. Stertzer
                                           -------------------------------------
                                                       Signature

                                                 Dr. Simon H. Stertzer
                                           -------------------------------------
                                                      Name/Title